Code of Conduct and Code of Ethics

Introduction
This Code of Conduct and Code of Ethics (the “Code”) has been adopted by Newport Entertainment, Inc. (“CPI”) to provide ethical standards and polices by which officers, directors and employees of CPI (our “Team Members”) will conduct themselves to promote integrity and sound business practices. CPI is committed to promoting integrity and maintaining the highest standards of ethical conduct in all of its activities. Our success depends on establishing long-term relationships based on the mutual trust we inspire in Team Members, shareholders and business partners. Our reputation depends on our dedication to maintaining our ethical focus. We recognize that the ethical conduct of "the corporation" is really the collective conduct of our Team Members. We are committed to applying internal management systems and reporting structures to ensure adherence to these principles across our organization.

Principles

The following principles guide the actions of all of our Team Members:

Team Members are honest and ethical in their conduct, and resolve actual or apparent conflicts of interest between personal and professional relationships with integrity.
Avoid conflicts of interest and to disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

Take all reasonable measures to protect the confidentiality of non-public information about CPI or CPI’s affiliates obtained or created in connection with Team Member’s activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

Team Members comply with applicable rules and regulations of federal, state and local governments and private and public regulatory agencies.

Promptly report to CPI’s Chief Financial Officer, Controller and Chief Legal Officer, any material information that that affects the disclosures made by CPI in CPI’s public filings and other public communications.

Promptly report any information concerning (i) significant deficiencies in the design or operation of our internal controls that could adversely affect CPI’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in our financial reporting, disclosures or internal controls.

Pursue the elimination of inhabitations and barriers to reasonable behavior, such as coercion, fear of reprisal or alienation.
Share knowledge and maintain professional skills important and relevant to CPI’s success.
Team Members are held accountable for their own ethical conduct through ongoing performance review.
Team Members act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts.
Team Members treat each other with concern and dignity.

Team Members shall not directly or indirectly take any action to fraudulently influence, coerce, manipulate or mislead CPI’s independent public auditors for the purpose of rendering CPI’s financial statements, filings with the Securities and Exchange Commission, or other public communications being misleading.

In addition, Team Members whose positions include responsibility for public disclosure (including but not limited to our Chief Executive Officer, Chief Financial Officer, principal accounting officers, controller and Chief Legal Officer) will be full, fair, accurate and timely in their public disclosures as well as disclosures made to the Securities and Exchange Commission. These Team Members will strive to provide information that is understandable to the public while offering complete disclosure.

Dissemination and Routine Monitoring

Current versions of the Code will be maintained on CPI’s Website and distributed periodically to all Team Members. Compliance with the Code is, first and foremost, the individual responsibility of every Team Member. CPI seeks to foster an environment in which ethical issues and concerns may be raised and discussed with supervisors or others without fear of retribution. Managers and supervisors have key roles in assuring Team Member compliance with the Code and remaining accessible and open to discuss Team Member ethical concerns. All management-level Team Members are expected to demonstrate their personal commitment to CPI's standards of conduct and to manage the Team Members they supervise accordingly.

Reporting of Illegal and Unethical Behavior

Team Members have the right and the responsibility to question or challenge situations in which they suspect that something improper, unethical or illegal is occurring. Team Members are expected to report what they believe in good faith to be a violation of law or CPI policy, whether accidental or deliberate, to their immediate supervisor. If the reporting individual is not satisfied with the supervisor's response or requires an alternative means of reporting a violation, he or she may report the matter to CPI's Legal Counsel.. Upon learning of a credible suspected violation of law or CPI policy, supervisors must communicate the Team Member’s report to more senior management and, where appropriate, to Legal Counsel.

CPI’s shareholders, business partners or other interested parties may also report what they believe in good faith to be a violation of law, regulation or CPI policy (including, but not limited to, accounting, internal accounting controls or audit matters) to CPI’s Legal Counsel, 333 S. Allison Parkway, Suite 100, Lakewood, CO 80226.

Prohibition Against Retaliation

Any Team Member who in good faith raises an issue regarding a possible violation of law or CPI policy will not be subject to retaliation, and his or her confidentiality will be protected to the extent possible, consistent with law, corporate policy and the requirements necessary to conduct an effective investigation. Allegations will be investigated promptly by CPI's Legal Counsel and, if necessary, its Chief Executive Officer, Chief Financial Officer, Director of Finance or Vice President of Human Resources and, if appropriate, reported to authorities. To facilitate implementation of this Code, Team Members have a duty to cooperate with the investigation process and to maintain the confidentiality of investigative information unless specifically authorized to disclose such information.

Prohibition Against Retaliation

The matters covered in this Code are important to CPI, its shareholders and its business partners. We expect all of our Team Members to adhere to these policies in carrying out their duties for CPI. Appropriate action will be taken against anyone whose actions are found to violate these policies, including, but not limited to:

Disciplinary action (e.g., censure, re-assignment, demotion, suspension or termination).
Pursuit of remedies available to CPI for any damages or harm resulting from Code violations.
Referral of matters to appropriate legal or regulatory authorities for investigation and prosecution.

Prohibition Against Retaliation

No improper or illegal behavior will be justified by a claim that it was ordered by someone of higher authority. No one, regardless of position, is authorized to direct a Team Member to commit a wrongful act. Any officer, manager or supervisor who directs, approves or condones infractions, or has knowledge of them and does not act promptly to report and correct them in accordance with this Code, will also be subject to disciplinary action. It is each Team Member’s responsibility to resolve with senior management or CPI's Legal Counsel any potential conflicts with this Code.

Allegations will be investigated promptly by CPI. Upon receiving reports of alleged violations of the Code, CPI will weigh relevant facts and circumstances, including but not limited to the extent to which the behavior was contrary to the express language or general intent of this Code or other CPI policies, the egregiousness of the behavior, the Team Member's history with CPI and other factors which CPI deems relevant.

Waivers and Amendments

Any waiver of any provision of this Code for a director or an executive officer of CPI must be approved in writing by the Board of Directors and promptly disclosed to shareholders. Any waiver of any provision of this Code with respect to any other Team Member must be approved in writing by CPI's Chief Executive Officer, Chief Financial Officer or Chief Legal Officer. To the extent required by applicable rules and regulations of the SEC, CPI will publicly disclose waivers and amendments to the Code on a timely basis.

All statements contained in this Code are intended to reflect general policies, principles and procedures, and do not represent contractual commitments. Without limiting the generality of the foregoing, nothing in this Code should be construed as providing any additional employment rights, employment contracts or terms of employment to any person.